Mail Stop 3561
      							September 1, 2005

Via U.S. Mail and Fax (605) 988-1323
Mr. Gary H. Ritondaro
Chief Financial Officer
LodgeNet Entertainment Corporation
3900 West Innovation Street
Sioux Falls, South Dakota   57107

	RE:	LodgeNet Entertainment Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 16, 2005
		File No. 0-22334

Dear Mr. Ritondaro:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,



							/s/ Larry Spirgel
							Assistant Director

cc: Mark S. Weitz via FAX 612-335-1657

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Mr. Gary Ritondaro
LodgeNet Entertainment Corporation
August 19, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE